Exhibit 10.13

BATS GLOBAL MARKETS, INC.

2008 STOCK OPTION PLAN

FIRST AMENDMENT TO STOCK OPTION AWARD AGREEMENT

This First Amendment to Stock Option Award Agreement (“Amendment”) is made and entered into, as of the Date set forth on the signature page hereto, by and between BATS Global Markets, Inc. (f/k/a BATS Holdings, Inc.), a Delaware corporation (the “Company”), and                      (“Optionee”).

R E C I T A L S

A. The Company has established and maintains the Amended and Restated BATS Global Markets, Inc. 2008 Stock Option Plan (“Plan”) in order to attract and retain outstanding individuals to serve as officers, Directors, or employees of the Company and its Affiliates and to increase stockholder value by granting Nonstatutory Stock Options to certain Directors, officers, and employees of the Company and its Affiliates.

B. The Company amended the Plan effective as of April 3, 2009.

C. Optionee is an Eligible Associate under the terms of the Plan and has been granted an Option under the Plan to purchase shares of the common stock of the Company, pursuant to that certain Stock Option Award Agreement dated                      (the “Stock Option Award Agreement”) and the Plan as Amended and Restated.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree that the following provisions of the Stock Option Award Agreement are amended and restated in their entirety and that all other provisions of the Stock Option Award Agreement shall remain in full force and effect:

3. Terms and Conditions of Grant.

a. Vesting. The Option shall vest and become exercisable in accordance the vesting schedule set forth on the signature page hereto. In accordance with Section 8 of the Plan, the Option to the extent in effect but not previously vested shall fully vest on the first anniversary of the effectiveness of a registration with the Securities and Exchange Commission (“Registration”) of any Common Stock of the Company pursuant to a plan for the initial public offering of Common Stock. To the extent so provided on the signature page hereto, vesting of the Option may also be accelerated in the event there is a Change in Control with respect to the Company. The Option will cease to be exercisable following termination of Optionee’s Continuous Service as described in Section 4.

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d. Adjustment in Capitalization. In the event of any stock dividend or extraordinary cash dividend or other distribution (in whatever form), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event which affects the Common Stock, the Committee shall adjust the terms of this Agreement and the Option, to the extent necessary, in its sole discretion, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or this Agreement. In no event shall the Committee adjust the terms of this Agreement or the Option in a manner which would cause the Option to be subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

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4. Exercise in Event of Death or Termination of Employment.

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(b) Exercise Following Termination of Employment. Subject to paragraph (d) below, if Optionee’s employment terminates for any reason other than Death or Disability, the Option held by Optionee at the time of such termination of employment may be exercised at any time which is both before the time such Option would otherwise expire and within ninety (90) days of the date of such termination or within such extended exercise period as the Committee may determine at the time of such termination, provided that such extended period shall not extend beyond the earlier of (i) the first anniversary of the termination of Service or (ii) the time the option would otherwise expire, but only with respect to the portion of the Option which was exercisable on the date of Optionee’s termination of employment. To the extent such Option was not exercisable on the date of Optionee’s termination of employment, such portion of the Option shall terminate.

(c) Death or Disability. Subject to paragraph (d) below, if Optionee dies while employed by the Company or a Subsidiary, the Option held by Optionee at the time of death may be exercised by Optionee’s estate or the person to whom such Option is transferred by will or the applicable law of descent and distribution, with respect to all or any part of the Option which was exercisable by Optionee immediately prior to his or her death, at any time which is both before the time such Option would otherwise expire and the one (1) year anniversary of the date of death. If Optionee’s employment is terminated by the Company or a Subsidiary as a consequence of his or her Disability, any Option held by Optionee at the time of such termination may be exercised by Optionee at any time which is both before the time such Option would otherwise expire and prior to the six (6) month anniversary of the date his or her employment terminated or within such extended exercise period as the Committee may determine at the time of such termination, provided that such extended period shall not extend beyond the earlier of (i) the first anniversary of the termination of Service or (ii) the time the option would otherwise expire, but only with respect to the portion of the Option which was exercisable on the date of Optionee’s termination of employment.

(d) Right to Cash Out Option. In the event an Option is exercised following the date the Optionee’s employment terminates, in lieu of delivering option shares to the Optionee following such exercise, the Company may, in its sole discretion, fully discharge its obligations under the Option with respect to such exercise by making a cash payment to the Optionee in an amount equal to the excess of the aggregate fair market value of the option shares on the date of exercise over the sum of the exercise price for such shares and the Withholding Obligation.

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7. Restrictions on Shares Purchased upon Exercise of Option.

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(e) Upon termination of the Optionee’s Continuous Service, all Option Shares issued to Optionee shall be subject to redemption by the Company in accordance with the terms of the Plan and any rules and procedures adopted from time to time by the Committee governing such redemption transactions.

8. Incorporation of Terms of Plan. The terms of the Plan and any policy statements adopted by the Committee relating to the administration of the Plan, are incorporated herein by reference and Optionee’s rights hereunder are subject to such terms. To the extent the terms of the Plan are inconsistent with the terms of this Agreement, the terms of the Plan shall control. Optionee hereby agrees to comply with all requirements of the Plan.

9. Miscellaneous Provisions.

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(f) No Liability. It is the intent of the Company and Optionee that the Option shall not be subject to the provisions of Section 409A of the Code or shall comply with the requirements of Section 409A to the extent applicable. The foregoing notwithstanding, Optionee hereby acknowledges and agrees that the Company shall in no event have any liability to Optionee or any obligation to make any payment to Optionee with respect to any tax, addition to tax, interest or penalty that may be imposed on Optionee under Section 409A of the Code.

IN WITNESS WHEREOF, the Optionee set forth below consents to this Amendment as of the      day of April, 2009.

BATS Global Markets, Inc.
Optionee

By:
Joe Ratterman
Title: President and CEO